                                                                  EXHIBIT 33

                          LOEWEN GROUP INTERNATIONAL, INC.
                     1994 Exchangeable Floating Rate Debenture
                                 due July 15, 2001


$__________                                                         No. _______


                                    Dated:  ___________


    LOEWEN GROUP INTERNATIONAL, INC., a Delaware corporation (the "Company"), for value received hereby promises to pay to the holder of this debenture named on the signature page hereof, or its registered assigns, the principal sum specified above, on July 15, 2001, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, and to pay interest thereon, computed on the principal balance outstanding from the date hereof until paid in full, on the dates and in the amounts specified in Section 2 below.

    1.   THE DEBENTURES.

         This Debenture is one of a duly authorized issue of securities of the Company designated as its Exchangeable Floating Rate Debentures due July 15, 2001, and limited in authorized aggregate principal amount to $127,670,000 (the "Debentures"). The entire authorized amount of Debentures is being issued and sold in the first instance to Loewen Management Investment Corporation, a Delaware corporation ("LMIC"). In acquiring, holding and transferring the Debentures, LMIC is acting as agent on behalf of the Company and is acquiring, holding and transferring the Debentures in its capacity as such pursuant to the terms of the 1994 Management Equity Investment Plan (the "Plan") of the Company's parent corporation, The Loewen Group Inc. ("Parent"), a body corporate pursuant to the laws of British Columbia. LMIC is acquiring, holding and transferring the Debentures subject to the right of employees of the Company's direct and indirect U.S. subsidiaries designated as participants under the Plan (the "Participants"), to purchase the Debentures from LMIC, upon the terms and subject to the satisfaction of certain conditions specified in the separate Investment Option Agreements dated as of June 15, 1994 among the Company, LMIC and the Participants named therein (the "Investment Option Agreements") and the Purchase Agreement dated as of June 15, 1994, among the Company, LMIC and the Participant named therein (the "Purchase Agreement"). Unless otherwise indicated herein, capitalized terms used in this Debenture shall have the meanings assigned to them in the Plan.

    2.   INTEREST.

         Interest on this Debenture shall be payable quarterly in arrears on the last day of March, June, September and December, at a rate of interest which is equal to the "Prime Rate" for U.S. dollar loans as announced from time to time by Wachovia Bank of

Georgia, N.A. Notwithstanding the foregoing, so long as this Debenture is held by LMIC, such interest rate shall be adjusted upwards or downwards, as appropriate, from time to time, so that the interest payments received by LMIC are equal to the interest payments then payable by LMIC with respect to the third-party debt incurred by LMIC in connection with the acquisition of the Debentures.

    3.   REDEMPTION.

         (a) MANDATORY REDEMPTION. So long as this Debenture is held by LMIC, upon the occurrence of an Event of Default (as defined in Section 12 hereof), the Company shall redeem this and all other Debentures held by LMIC twenty (20) business days after the occurrence of such Event of Default.

         (b) REDEMPTION UPON FORFEITURE. In the event a Participant's rights under an Investment Option Agreement or Purchase Agreement are forfeited in whole or in part as a result of the Participant's termination of employment with the Company and its subsidiaries, the Company may at any time thereafter redeem the portion of the Debentures with respect to which the Participant's rights are forfeited.

         (c) REDEMPTION OF DEBENTURE HELD BY A PARTICIPANT. So long as this Debenture is held by a Participant (i) at any time upon any determination by the Company to redeem the principal amount of this Debenture or (ii) upon the occurrence of an Event of Default, the Company shall (A) by first class mail, or by hand delivery, give written notice (within 5 business days after the occurrence of an Event of Default in the case of a redemption pursuant to clause
(ii)) to the Participant specifying the principal amount of this Debenture to be redeemed and the date fixed for such redemption, which date shall be 15 business days following the date of such notice; and (B) redeem the principal amount of this Debenture at par, together with any accrued and unpaid interest.

    4.   EXCHANGE.

         All or any portion of the principal amount of this Debenture may be exchanged by or on behalf of a Participant, and only a Participant (except as provided in Section 16 of this Debenture), upon the terms and subject to the conditions specified herein, in the Exchange Acknowledgment of Parent dated June 15, 1994 (the "Exchange Acknowledgment"), and in the Investment Option Agreement or Purchase Agreement to which such Participant is a party into Convertible Preferred Shares of Parent, at an initial exchange price for Convertible Preferred Shares equal to $300.40 principal amount of Debentures per Convertible Preferred Share. The exchange price for Convertible Preferred Shares will be subject to adjustment in order to prevent any dilution or enlargement of the exchange privilege and exchange applicable to this Debenture. No adjustments shall be made for accrued interest on the exchange of any principal amount of Debentures or for dividends or distributions on the issuance of any Convertible

Preferred Shares upon conversion. In order to exchange any principal amount of Debentures for Convertible Preferred Shares of Parent: (a) a Participant must deliver (i) an exercise notice specifying such Participant's intention to purchase the principal amount of Debenture specified therein pursuant to the exercise of an Option and have the Debenture so purchased immediately exchanged on such Participant's behalf into Convertible Preferred Shares in accordance with the terms hereof and thereof, or (ii) an exchange notice specifying such Participant's intention to exchange a principal amount of Debenture previously purchased by the Participant pursuant to a Purchase Agreement and specified therein for Convertible Preferred Shares of Parent in accordance with the terms hereof and thereof; (b) the Debentures shall be surrendered to the Company at its designated office set forth in Section 9; and (c) if required by the Company, appropriate endorsements or transfer documents shall be furnished to the Company. In the event of exchange of this Debenture in part only, a new Debenture for the unexchanged portion hereof will be issued in the name of the holder of this Debenture upon the cancellation hereof.

    5.   RECLASSIFICATIONS, MERGERS, SALE OF ASSETS, ETC.

         In case of any reclassification or change of outstanding Convertible Preferred Shares of Parent (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Parent with or into another corporation (other than a consolidation or merger in which the Parent is the continuing corporation and which does not result in any reclassification or change of outstanding Convertible Preferred Shares), or in case of any sale, lease or conveyance of the property of the Parent as an entirety or substantially as a entirety, the holders of the Debentures then outstanding shall have the right thereafter to convert such Debentures into the kind and amount of shares and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, lease or conveyance by a holder of the number of Convertible Preferred Shares of the Parent for which such Debentures could have been exchanged immediately prior to such reclassification, change, consolidation, merger, sale, lease or conveyance (assuming such holder of Convertible Preferred Shares failed to exercise any rights of election and received per share the kind and amount of shares and other securities and property received per share by a plurality of non-electing shares). Thereafter the kind and amount of shares and other securities and property receivable upon exchange of any Debentures shall be subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5 shall similarly apply to successive reclassification, changes, consolidation, mergers, sales, leases or conveyances. The provisions of this Section 5 shall not apply if waived by the affirmative vote at a meeting called for that purpose, or by the written consent with or without a meeting, of the holders of at least two-thirds of the principal amount of Debentures then outstanding.

    6.   PRIOR NOTICE OF CERTAIN EVENTS.  In case:

         (a) the Parent shall declare a dividend (or any other distribution) on its Convertible Preferred Shares (other than cash dividends and dividends payable in Convertible Preferred Shares); or

         (b) the Parent shall authorize the granting to the holders of its Convertible Preferred Shares of rights or warrants to subscribe for or purchase any shares of any class or of any other rights or warrants; or

         (c) of any reclassification of the Convertible Preferred Shares of the Parent (other than a subdivision or combination of the outstanding Convertible Preferred Shares, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Parent is a party for which approval of any shareholders of the Parent is required, or of the sale, lease or conveyance of all or substantially all of the assets of the Parent; or

         (d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Parent;

then the Company shall mail or cause to be mailed to each holder of Debentures at such holder's last address appearing on the registration books of the Company, as promptly as possible but in any event at least 15 days prior to the applicable date hereinafter specified (or the last date upon which a holder of Debentures may retroactively exchange such Debentures with effect at or prior to such other date, if the Company shall make effective provision for and notify holders of such retroactive exchange), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants or, if a record is not to be taken, the date as of which the holders of Convertible Preferred Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Convertible Preferred Shares of record shall be entitled to exchange their Convertible Preferred Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up.

    7.   LIMITED REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         (a) COMMON SHARES AND CONVERTIBLE PREFERRED SHARES RESERVED FOR ISSUANCE. A total of 425,000 Convertible Preferred Shares of the Parent have been duly authorized and reserved solely for issuance upon the exercise by the Participants of their rights to convert Debentures into Convertible Preferred Shares of Parent and, a total of

4,250,000 Common Shares of Parent have been duly authorized and reserved, including treasury shares, solely for issuance upon the exercise by the Participants of their rights to convert Convertible Preferred Shares into Common Shares all in accordance with the terms of the Plan.

    (b) DEBENTURES. The Debentures, when issued and sold by the Company to LMIC, will be duly authorized, issued and delivered, and will be the legal, valid and binding obligations of the Company, free and clear of any lien, security interest, or option (except for any Option evidenced by an Investment Option Agreement and the purchase obligation evidenced by the Purchase Agreement) with respect thereto or any other charge or encumbrance.

    8.   NO SUBORDINATION.

         The obligations of the Company under this Debenture shall rank PARI PASSU with the other obligations of the Company except for obligations which are expressly subordinated to the obligations of the Company under this Debenture.

    9.   MAINTENANCE OF OFFICE.

         Loewen Group Inc., as agent for the Company, will maintain an office in the United States of America, where Debentures may be presented or surrendered for payment or exchanged, registration of transfer or exchange, and where notices or demands to or upon the Company in respect of Debentures may be served. The initial office of such agent shall be located at Suite 800, 50 East River Center Boulevard, Covington, Kentucky 41001. The Company or such agent will give prompt written notice to the registered holders of the Debentures of any change in the location of such office or agency.

    The Company or its agent will maintain a register at such office or agency in which the Company shall provide for the registration of the Debentures and of transfers of the Debentures. Prior to due presentment of any Debentures for registration of transfer, the Company and any agent of the Company may treat the person in whose name such Debenture is registered as the owner of such Debenture for the purpose of receiving payment of principal and interest on such Debenture and for all other purposes whatsoever.

    At the option of the holder, Debentures may be exchanged for other Debentures of any authorized denominations and of a like aggregate principal amount, upon surrender of the Debentures at such office or agency. Whenever any Debentures are so surrendered for exchange, the Company shall execute and deliver the Debentures which the holder making the exchange is entitled to receive.

    If this Debenture has been mutilated, lost, destroyed or wrongfully taken, the Company will issue a replacement Debenture, provided that the requirements of Section 8 of the Uniform Commercial Code are met. If required by the Company, the holder of this Debenture will deliver an indemnity bond sufficient in the judgment of the Company to protect the Company or any agent from any loss which any of them may incur if this Debenture is replaced. The Company will charge the holder for any expense incurred by it in replacing this Debenture.

    All Debentures issued upon any replacement or upon any registration of transfer or exchange of the Debentures shall be the valid obligations of the Company, evidencing the same debt and entitled to the same benefits as the Debentures surrendered upon such replacement or registration of transfer or exchange as the case may be.

    10.  MERGERS AND CONSOLIDATION.

         The Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to another corporation unless (a) the transaction is approved by the Board of Directors of the Company, and (b) the successor corporation assumes, by written agreement, all the obligations of the Company under the Debentures, the Investment Option Agreements and the Purchase Agreement. Thereafter all such obligations of the predecessor corporation shall terminate.

    11.  AMENDMENT AND WAIVER.

         The provisions of the Debentures may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it (including acts or omissions which otherwise would give the holders of the Debentures the right to accelerate the maturity thereof), only if the Company has obtained the written consent of the holders of a majority of the aggregate principal amount of all of the Debentures at the time outstanding; PROVIDED, HOWEVER, that no such action or omission shall change (a) the exchange price for Convertible Preferred Shares, other than to prevent dilution or enlargement of the exchange privilege, (b) the rate at which interest accrues on any Debentures or the times at which such interest becomes payable (in the absence of acceleration of the maturity thereof), or (c) any provision relating to the scheduled payments of principal of the amount of principal to be paid on any Debenture (in the absence of acceleration of the maturity thereof), without the unanimous written consent of the holders of 100% in principal amount of all of the Debentures then outstanding; PROVIDED, FURTHER, that no consent of any person other than the Participants shall be required to be obtained in order to amend any provision relating to the exchange of any Debenture. Without the consent of any holder of a Debenture, the Company may amend the provisions of the Debentures to cure any ambiguity, omission, defect of inconsistency or to make any change that does not materially adversely affect the rights of such holder.

    12.  EVENTS OF DEFAULT; ACCELERATION.

         If any of the following events shall occur and be continuing (each an "Event of Default"):

         (a) The Company defaults in the payment of any installments of interest on any Debenture when the same becomes due and payable, and such default shall remain unremedied for a period of five days; or

         (b) The Company defaults in the payment of any installment of principal on any Debenture when the same becomes due and payable at maturity, upon redemption, or otherwise; or

         (c) The Company fails to perform or observe any other term, covenant or agreement contained in the Debentures on its part to be performed or observed, and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the holders of a majority of the aggregate principal amount of the Debentures then outstanding; or

         (d) The Company pursuant to or within the meaning of any Bankruptcy Law (as defined below);

             (i)   commences a voluntary case,

            (ii) consents to the entry of an order for relief against it in an involuntary case,

           (iii) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property, or

            (iv)   makes a general assignment for the benefit of its creditors;
         or

         (e) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (i) is for relief against the Company in an involuntary case, and such order or decree shall continue for a period of 60 days undismissed, discharged or unbonded.

            (ii) appoints a Custodian of the Company or for all or substantially all of the Company's property and such order or decrees shall continue for a period of 60 days undismissed, undischarged or unbonded, or

           (iii) orders the liquidation of the Company, and such order remains unstayed and in effect for a period of 60 days undismissed, undischarged or unbonded;

then the holders of a majority of the aggregate principal amount of the Debentures then outstanding may, by a notice in writing to the Company, declare the unpaid principal of, and accrued interest on, the Debentures to be immediately due and payable and thereupon the unpaid principal of, and accrued interest on, the Debentures shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Company, and the holders of the Debentures may exercise all other remedies available to them hereunder, or under applicable law; PROVIDED, HOWEVER, in the case of an Event of Default arising under Section 12(d) or 12(e) above, acceleration of the Debentures shall occur automatically and all amounts owing under the Debentures shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Company.

    For the purposes of this Section 12, the term "Bankruptcy Law" shall mean Title 11 U.S. Code or any similar Federal or state law for the relief of debtors, and the term "Custodian" shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

    Notwithstanding any of the foregoing provisions of this Section 12, the holders of a majority of the aggregate principal amount of the Debentures then outstanding, may waive an existing default or Event of Default and its consequences, except for any Event of Default pursuant to Sections 12(d) or 12(e) hereof the waiver of which requires the consent of the holders of 100% of the outstanding Debentures, at any time prior to the commencement of any remedy. When a default or an Event of Default is waived, it is cured and stops continuing.

    13.  NO WAIVER; REMEDIES.

         No failure on the part of the holder of this Debenture to exercise, and no delay in exercising, any right under this Debenture, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    14.  NO RECOURSE AGAINST OTHERS.

         No director, officer, employee or shareholder, as such, of the Company or the Parent shall have any liability for any obligations of the Company under the Debentures, the Investment Option Agreements or the Purchase Agreements.

    15.  GOVERNING LAW.

         This Debenture shall be construed in accordance with and be governed by the laws of the State of New York.

    16.  RESTRICTIONS ON TRANSFER.

         This Debenture shall not be sold, pledged, assigned, hypothecated or otherwise transferred by the holder of this Debenture except in accordance with the next sentence. The Debenture may be pledged or assigned by LMIC and, upon purchase of this Debenture by a Participant pursuant to the Purchase Agreement, this Debenture may be pledged as security to a lending institution for the purpose of financing the purchase price of such Debenture, subject to compliance with applicable securities laws and delivery to the Company of a legal opinion satisfactory to the Company with respect to such compliance.

                             LOEWEN GROUP INTERNATIONAL, INC.


                             By:
                                 ----------------------------------------------
                                Title:
                                       ----------------------------------------




LOEWEN MANAGEMENT INVESTMENT CORPORATION
The "holder"